Exhibit 10.2

OFFICE LEASE

KIRKWOOD III

by and between

EQUASTONE KIRKWOOD, LP,
a Delaware limited partnership

as Landlord,

and

INX INC.,
a Delaware corporation,

as Tenant.

KIRKWOOD III

SUMMARY OF BASIC LEASE INFORMATION

The parties hereto agree to the following terms of this Summary of Basic Lease Information (the "Summary").  This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the "Lease") which pertains to the office buildings located at 11757 Katy Freeway, Houston, Texas 77079.  Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term.  In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail.  Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION

1. Date:	September 18, 2009.

2. Landlord:	EQUASTONE KIRKWOOD, LP, a Delaware limited partnership

3. Address of Landlord (Section 30.11):	8910 University Center Lane, Suite 500 San Diego, California 92122 Attn: Senior Counsel with a copy to: 8910 University Center Lane, Suite 500 San Diego, California 92122 Attn: Todd Parker

4. Tenant:	INX Inc., a Delaware corporation.

5. Address of Tenant (Section 30.11):	INX Inc. 6401 Southwest Freeway Houston, Texas 77074 Attention: Chief Financial Officer (Prior to Lease Commencement Date)

and INX Inc. 11757 Katy Freeway, Suite 1150 Houston, Texas 77079 Attention: Chief Financial Officer (After Lease Commencement Date)

(ii)

6. Premises (Article 1):
Approximately 10,478 rentable square feet of space located in Suite 1150 on the eleventh (11th) floor of the Building located and addressed at 11757 Katy Freeway, Houston, Texas, as set forth in Exhibit A attached hereto.

7. Term (Article 2).

7.1 Lease Term:	Five (5) years, calculated in accordance with Section 2.1 below.

7.2 Lease Commencement Date:	The later of the date the Premises are Ready for Occupancy or December 1, 2009.

7.3 Option to Extend:	One (1), five (5) year Option to Extend.

8. Base Rent (Article 3):

Lease Months	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
1-3	$7,858.50	$9.00
4-12	$17,026.75	$19.50
13-24	$17,463.33	$20.00
25-36	$17,899.92	$20.50
37-48	$18,336.50	$21.00
49-60	$18,773.08	$21.50

9.Additional Rent (Article 4).

9.1 Base Year:	Calendar year 2010.

9.2 Tenant's Share:
Approximately 3.74%.  Tenant's Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building, which is 280,435 (subject to adjustment pursuant to Section 1.3 of the Lease).

10. Prepaid Base Rent (Article 3)	$7,858.50 for the first (1st) full month of the Lease Term.

11. Security Deposit (Article 22):	$3,000.00.

(iii)

12. Parking Pass Ratio (Article 28):	Forty (40) parking passes of which four (4) parking passes shall be designated for reserved parking.

13. Broker (Section 30.21):	Transwestern (for Landlord) Jones Lang LaSalle Brokerage, Inc. (for Tenant)

(iv)

TABLE OF CONTENTS

Page

1.	REAL PROPERTY, BUILDING AND PREMISES	1
2.	LEASE TERM	1
3.	BASE RENT	3
4.	ADDITIONAL RENT	3
5.	USE OF PREMISES	8
6.	SERVICES AND UTILITIES	9
7.	REPAIRS	11
8.	ADDITIONS AND ALTERATIONS	11
9.	COVENANT AGAINST LIENS	12
10.	INDEMNITY AND INSURANCE	13
11.	DAMAGE AND DESTRUCTION	15
12.	NONWAIVER	16
13.	CONDEMNATION	16
14.	ASSIGNMENT AND SUBLETTING	16
15.	SURRENDER OF PREMISES AND REMOVAL OF TENANT'S PROPERTY	18
16.	HOLDING OVER	18
17.	ESTOPPEL CERTIFICATES	19
18.	SUBORDINATION	19
19.	DEFAULTS; REMEDIES	19
20.	LANDLORD REMEDIES	20
21.	COVENANT OF QUIET ENJOYMENT	22
22.	SECURITY DEPOSIT	22
23.	INTENTIONALLY OMITTED	22
24.	SIGNS	22

(i)

(ii)

Page
EXHIBITS

EXHIBIT A OUTLINE OF FLOOR PLAN OF PREMISES
EXHIBIT B TENANT WORK LETTER
EXHIBIT C RULES AND REGULATIONS

Abatement Event	10
Abatement Notice	10
Additional Rent	3
Affiliate	17
Affiliated Parties	28
Alterations	11
Approved Working Drawings	Exhibit B
Architect	Exhibit B
Audit Notice	7
Base Rent	3
Base Year	4
Base, Shell and Core	Exhibit B
Blocked Parties	28
Brokers	27
Building Systems	11
Calendar Year	4
Change Order	Exhibit B
Code	Exhibit B
Common Areas	1
Construction Drawings	Exhibit B
Contamination	24
Contractor	Exhibit C
Control	18
Controllable Operating Costs	6
Cosmetic Alterations	11
Cost Proposal	Exhibit B
Cost Proposal Delivery Date	Exhibit B
Cutoff Date	7
Damage Termination Date	15
Damage Termination Notice	15
DTPA	28
Eligibility Period	11
Engineers	Exhibit B
Estimate	7
Estimate Statement	7
Estimated Excess	7
Excess	3
Executive Order	28
Expense Year	4
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B

(iii)

Force Majeure	26
Hazardous Material	24
High Power Equipment	9
Holidays	9
HVAC	9
Improvement Allowance	Exhibit B
Improvement Allowance Items	Exhibit B
Improvements	Exhibit B
Indemnified Claims	13
Insurance Expenses	4
Interest Notice	2
Landlord	1
Landlord Indemnified Parties	13
Landlord Party	23
Landlord Supervision Fee	Exhibit B
Landlord's Rental Damages	21
Lease	1
Lease Commencement Date	1
Lease Term	1
Lease Year	1
Low Power Equipment	9
Maximum Power Allotment	9
Notices	26
OFAC	28
Operating Expenses	4
Option Notice	2
Option Rent	2
Option Rent Notice	2
Option Term	2
Outside Agreement Date	2
Outside Date	2
Over-Allowance Amount	Exhibit B
Parent Entity	18
Parking Facilities	1
Partial Cost Proposal	Exhibit B
Patriot Act Related Laws	28
Permits	Exhibit B
Permitted Assignee	18
Premises	1
Prime Rate	21
Provider	10
Punch-List Expiration Date	Exhibit B
Ready for Occupancy	Exhibit B
Real Property	1
Renovations	27
Rent	3

(iv)

Review Period	7
Rules and Regulations	8
Secured Areas	9
Security Deposit	22
Specifications	Exhibit B
Standard Improvement Package	Exhibit B
Statement	6
Subject Space	16
Subleasing Costs	17
Substantial Completion	Exhibit B
Summary	1
Systems and Equipment	6
Tax Expenses	6
Tenant	1
Tenant Delays	Exhibit B
Tenant Improvements	1
Tenant Parties	13
Tenant's Agents	Exhibit B
Tenant's Share	6
Time Deadlines	Exhibit B
Transfer Notice	16
Transfer Premium	17
Transferee	16
Transfers	16
Utility Expenses	6

(v)

KIRKWOOD III

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the "Summary") attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the "Lease"), dated as of the date set forth in Section 1 of the Summary, is made by and between EQUASTONE KIRKWOOD, LP, a Delaware limited partnership ("Landlord"), and INX INC., a Delaware corporation ("Tenant").

1.           REAL PROPERTY, BUILDING AND PREMISES

1.1           Real Property, Building and Premises.  Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the "Premises"), which Premises are located in the "Building," as that term is defined in this Section 1.1.  The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto.  The Premises are a part of the building(s) known as Kirkwood III located and addressed at 11757 Katy Freeway, Houston, Texas 77079 (the "Building").  The Building, the parking facilities serving the Building from time to time ("Parking Facilities"), the outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the "Real Property."  Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property (specifically excluding any common areas located within any buildings not containing any portion of the Premises) ("Common Areas").  Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property so long as such alterations or additions do not materially interfere with Tenant's access to the Real Property or Tenant's use thereof.

1.2           Condition of the Premises.  Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B, if applicable, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  Tenant also acknowledges that Landlord has made no representation or warranty (express or implied) regarding (i) the condition of the Premises or the Real Property except as specifically set forth in this Lease and the Tenant Work Letter, if applicable or (ii) the suitability or fitness of the Premises or the Real Property for the conduct of Tenant's business.  Any existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) to be constructed pursuant to the Tenant Work Letter, if any, may be collectively referred to herein as the "Tenant Improvements."

1.3           Verification of Rentable Square Feet of Premises and Building.  For purposes of this Lease, "rentable square feet" shall mean "rentable area" calculated pursuant to Landlord's standard method of measuring square footage.  At Landlord's discretion, the number of rentable square feet of the Premises and the Building shall be subject to verification from time to time by Landlord's space measurement consultant, and such verification shall be made in accordance with the provisions of this Article 1.  Tenant's architect may consult with Landlord's space measurement consultant regarding verification of the number of rentable square feet of the Premises; however, the determination of Landlord's space measurement consultant shall be conclusive and binding upon the parties; provided, however, that in no event shall any such remeasurement of the Building affect Tenant's monetary obligations under this Lease.

2.           LEASE TERM

2.1           Initial Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent.  The term of this Lease (the "Lease Term") shall be for the period of time set forth in Section 7.1 of the Summary and shall commence on the date (the "Lease Commencement Date") set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter attached hereto as Exhibit "B", if applicable), and shall terminate upon the expiration of the Lease Term, unless this Lease is sooner terminated as hereinafter provided.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that if the Lease Commencement Date is not the first day of the month, then the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the last day of the Lease Term (for example, if the Lease Commencement Date is April 15, the first Lease Year will be April 15 through April 30 of the following year, and each succeeding Lease Year will be May 1 through April 30).

(1)

2.2           Delays and Notice of Lease Term Dates.  If Landlord is unable to deliver possession of the Premises to Tenant on or before the anticipated Lease Commencement Date as set forth in Section 7.2 of the Summary, Landlord shall not be subject to any liability for its failure to do so and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder.  Notwithstanding anything in the foregoing sentence to the contrary, if the Premises are not Ready for Occupancy (as defined in Exhibit B below) and delivered to Tenant by that date which is seventy-five (75) days after the later of (i) the date the Final Working Drawings are approved by Landlord and Tenant or (ii) the date Landlord obtains the Permits (as defined in Section 3.4 of the Tenant Work Letter) ("Outside Date"), for any reason other than a Tenant Delay (as defined in Exhibit B below) and Force Majeure delays (as defined in Section 30.10 below), then Tenant shall receive one (1) day of abatement of the Base Rent for every one (1) day after such Outside Date (as such date may be extended as provided above), that the Premises are not Ready for Occupancy and delivered to Tenant.  Within thirty (30) days after the determination of the Lease Commencement Date, Landlord shall deliver to Tenant a written declaration to confirm the Lease Commencement Date, the expiration date and the Base Rent schedule, which declaration Tenant shall execute and return to Landlord within twenty (20) days of receipt thereof.  Tenant shall have ten (10) days after receipt of the declaration to give written notice to Landlord objecting to the declaration, failing which Tenant shall be deemed to have agreed the declaration is correct.  If Tenant objects to such declaration within such ten (10) day period, Landlord and Tenant shall work together to resolve their differences.  After such differences have been resolved, Landlord and Tenant shall execute the corrected declaration.

2.3           Option Term.  Landlord hereby grants to Tenant, one (1) option to extend the Lease Term for a period of five (5) years ("Option Term"), which option shall be exercisable only by written notice ("Option Notice") delivered by Tenant to Landlord as provided in Section 2.3.2 below.  Tenant shall not have the rights contained in this Section 2.3 if, as of the date of the Option Notice, Tenant is in monetary default or material non-monetary default under this Lease after any applicable notice and cure period, Tenant does not physically occupy the entire Premises, any portion of the Premises is subject to a sublease with a third party other than a Permitted Transferee (as defined below) or this Lease has been assigned to other than a Permitted Assignee (as defined below).

2.3.1           Option Rent.  The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the fair market rent for the Premises and the parking passes as of the commencement date of the Option Term.  The fair market rent shall be the rental rate, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a term of five (5) years, which comparable space is located in other comparable quality office buildings in the Energy-Corridor area of Houston.

2.3.2           Exercise of Option.  The option contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the following manner:  (i) Tenant shall deliver written notice ("Interest Notice") to Landlord no sooner than twelve (12) months and no later than nine (9) months prior to the expiration of the then current Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, within thirty (30) days after receipt of the Interest Notice, shall deliver written notice (the "Option Rent Notice") to Tenant setting forth Landlord's determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, within thirty (30) days after Tenant's receipt of the Option Rent Notice, exercise the option by delivering written notice (the "Option Notice") to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord.  If Tenant exercises the option to extend but objects to the Option Rent contained in the Option Rent Notice, then the Option Rent shall be determined as set forth in Section 2.3.3 below.  Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant's failure to exercise its option to extend.  If Tenant timely and properly exercises its option to extend, the Lease Term, subject to Section 2.3.3 below, shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Rent shall be as indicated in the Option Rent Notice or as determined in accordance with Section 2.3.3, as applicable, and all references herein to the Lease Term shall include the Option Term.

(2)

2.3.3           Determination of Option Rent.  In the event Tenant exercises its option to extend but objects to Landlord's determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent.  If Landlord and Tenant fail to reach agreement within twenty (20) days following Landlord's receipt of the Option Notice (the "Outside Agreement Date"), , then each party shall make a separate determination of the Option Rent, within five (5) business days after the Outside Agreement Date, concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Sections 2.3.3.1 through 2.3.3.7 below.

2.3.3.1               Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable office properties in the Energy Corridor area of Houston, Texas (and has not represented either party over such five (5) year period).  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual fair market rent, as determined by the arbitrators, taking into account the requirements of Section 2.3.1 of this Lease.  Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

2.3.3.2               The two (2) arbitrators so appointed shall within five (5) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.3.3.3               The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent and shall notify Landlord and Tenant thereof.

2.3.3.4               The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.3.3.5               If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

2.3.3.6               If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.3.3.

(3)

3.           BASE RENT

Tenant shall pay, without notice or demand, except as expressly provided under this Lease, to Landlord or Landlord's agent at the management office of the Building (if applicable), or at such other place as Landlord may from time to time designate in writing, monthly installments of base rent ("Base Rent") as set forth in Section 8 of the Summary, in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever.  The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease.  If any rental or other payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental or other payment is for a period which is shorter than one month, then the rental or other payment for any such fractional month shall be a proportionate amount of a full calendar month's rental or other payment based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs.

4.           ADDITIONAL RENT

4.1           Additional Rent.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall, subject to the terms hereof, pay as additional rent Tenant's Share of the annual Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses allocated to the Building for each Calendar Year after the Base Year that are in excess of the amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses allocated to the Building in the Base Year (the "Excess").  Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the "Additional Rent."  The Base Rent and Additional Rent are herein collectively referred to as the "Rent."  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent.  In the event the Building is part of a multi-building project, Landlord may allocate Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses applicable to the project as a whole among the buildings within such project on an equitable basis, consistently applied, as reasonably determined by Landlord.  Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2           Definitions.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1           "Base Year" shall mean the year set forth in Section 9.1 of the Summary.

4.2.2           "Calendar Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3           "Expense Year" shall mean each Calendar Year.

4.2.4           "Insurance Expenses" shall mean the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property, including any deductibles thereunder.  Landlord agrees to maintain deductibles which are substantially consistent with those maintained by a reasonably prudent commercial office building landlord in the Energy Corridor area of Houston, Texas.

(4)

4.2.5           "Operating Expenses" shall mean all commercially reasonably expenses, costs and amounts of every kind and nature which Landlord incurs or which accrue during any Expense Year because of or in direct connection with the ownership, management, maintenance, repair, restoration or operation of the Real Property (other than Insurance Expenses, Tax Expenses and Utility Expenses), and the cost of any capital improvements or other costs (A) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property but only to the extent of the cost saving reasonably anticipated by Landlord to result therefrom or (B) made to the Real Property after the Lease Commencement Date that are required under any governmental law or regulation enacted or imposed after the Lease Commencement Date; provided, however, that if any such cost described in (A) or (B) above is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine.  If the Building is not at least ninety-five percent (95%) occupied during any portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses or Utility Expenses (as defined below) for such year, employing sound accounting and management principles, to determine the amount of Operating Expenses or Utility Expenses that would have been paid had the Building been ninety-five percent (95%) occupied.  Notwithstanding anything to the contrary contained herein, the aggregate Controllable Operating Costs, as that term is defined below, shall not increase more than five percent (5%) in any calendar year over the actual Controllable Operating Costs chargeable for the immediately preceding calendar year (i.e., the cap shall be calculated on a cumulative and compounded basis), with no limit on the Controllable Operating Costs during the Base Year (i.e., the actual Controllable Operating Costs for the Base Year shall be the maximum amount for the Base Year for purposes of this provision).

Landlord further agrees that any costs incurred in any calendar year after the Base Year because of any added new type of discretionary services which were readily available during the Base Year, and customarily provided by landlords of comparable buildings in the Energy Corridor area of Houston, Texas during the Base Year (but not by Landlord), and not included in the Base Year shall be added to and included in the Base Year for purposes of determining the Operating Expenses payable for such calendar year in which such added new type of discretionary services are so provided, as if such services were provided in the Base Year (but at the rate for such services which would have been in effect during the Base Year); provided, however, the foregoing provision shall not apply to the costs of any capital additions, capital alterations, capital repairs or capital improvements which shall be governed by the provisions of Section 4.2.5 above.

Landlord hereby agrees that the cost of any new type or increased amount of insurance coverage (including, but not limited to, earthquake insurance or increased limits of insurance or decrease in the amount of deductibles) or of any new type or expanded scope of any other costs which is obtained or effected by Landlord during any Calendar Year after the Base Year (but is not obtained or effected during the entire Base Year) shall be added to the Operating Expenses for the Base Year (but at the rate which would have been in effect during the Base Year), prior to the calculation of Tenant's Share of Operating Expenses for each such Calendar Year in which such change is initially obtained or effected.  In the event that any of Landlord's insurance premiums applicable to the Real Property shall decrease in any Calendar Year subsequent to the Base Year (including, without limitation, as a result of any decrease in the amount or type of coverage or increase in deductibles), Operating Expenses attributable to the Base Year, shall, commencing the year of such decrease, but only as long as and to the extent such decrease remains in effect, thereafter be reduced by the amount of such decrease in the insurance premiums.

Landlord shall (i) not make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) Landlord shall not collect Operating Expenses from Tenant and all other tenants/occupants in the Building in an amount in excess of what Landlord incurred for the items included in Operating Expenses.

(5)

Notwithstanding the foregoing, Operating Expenses shall not include: (A) costs of leasing commissions, attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Real Property, including marketing costs, legal fees, space planners' and architects' fees, advertising and promotional expenses, brokerage fees and any leasing related expenses or other costs; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Real Property or any agreement applicable to the Real Property; (D) except for Landlord's management fee, any amount (including overhead and/or profit) paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Real Property, or for goods, supplies or other materials to the extent the same exceeds the costs that would have been paid if the services, goods, supplies or materials had been provided by parties unaffiliated with Landlord, of similar skill, competence and experience, on a competitive basis; (E) except as otherwise specifically provided in Section 4.2.5, payments of principal, finance charges, costs of interest on debt or amortization on any mortgages, and rent payable  under any ground lease of the Real Property; (F) costs of a capital nature, except as specifically set forth in Section 4.2.5 above; (G) cost of repairs and maintenance actually reimbursed by any other party; (H) attorneys' fees and other costs incurred in attempting to collect rent or enforce other obligations or evict tenants; (I) depreciation, amortization and interest payments (except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with standard real estate accounting practices, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life); (J) costs, including penalties, fines and associated legal expenses, incurred due to the violation by Landlord or any other tenant of the Real Property of applicable laws, that would not have been incurred but for any such violations by Landlord or any tenant of the Real Property; (K) the wages and benefits of any employees who do not devote substantially all of his or her employed time to the operation and management of the Real Property unless such wages and benefits are prorated to reflect time spent on operating and managing the Real Property vis-à-vis time spent on matters unrelated to operating and managing the Real Property; (L) costs incurred by Landlord for the repair of damage to the Real Property, to the extent that Landlord is reimbursed by condemnation or insurance proceeds (or would have been reimbursed had Landlord maintained the insurance required to be carried by Landlord under this Lease), after commercially reasonable efforts to collect same, and commercially reasonable insurance deductibles; (M) expenses in connection with services or other benefits which are not provided to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Real Property free of charge; (N) costs of correcting defects in the original construction of the Real Property or any equipment used or installed in connection therewith; (O) tax penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments when due or to file any income tax or informational returns when due and any other penalties for late payment of any Operating Expenses; (P) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (Q) costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Real Property, including partnership or entity accounting and legal matters and all other costs of Landlord's general overhead and general administrative expenses; (R) costs incurred with respect to the cleanup, removal, investigation and/or remediation of any Hazardous Materials (as such term is defined in Section 29.3 below) in, on or under the Real Property and/or the Building; (S) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement specifically excluded above; (T) costs including, without limitation, fines, penalties, interest, and costs of repairs, replacements, alterations and/or improvements) incurred in bringing the Real Property into compliance with laws in effect as of the Lease Commencement Date and as interpreted by applicable governmental authorities as of such date, including, without limitation, any costs to correct building code violations pertaining to the initial design or construction of the Building or any other improvements to the Real Property, to the extent such violations exist as of the Lease Commencement Date under any applicable building codes in effect and as interpreted by applicable governmental authorities as of such date; (U) costs for which Landlord has been compensated by the management fee; (V) costs for the initial development of the Real Property; (W) costs of acquisition of sculptures, paintings and other objects of art (except for maintenance costs with respect thereto); (X) costs arising out of the operation, management, maintenance or repair of any retail premises in the Real Property or any other retail areas operated by Landlord or its agents, contractors or vendors to the extent such costs are uniquely attributable (and separately identifiable) to such retail premises or areas (as opposed to general office use tenancies) or are extraordinary, separately identifiable expenses arising in connection therewith, including any compensation paid to clerks, attendants, or other persons in commercial concessions operated by or on behalf of the Landlord; (Y) costs arising from Landlord's charitable or political contributions and any costs, fees, dues, contributions or similar expenses for industry associations or similar organizations; (Z) costs of any "tap fees" or any sewer or water connection fees for the benefit of any particular tenant of the Real Property; (AA)  any "above-standard" cleaning, including, but not limited to construction cleanup or special cleanings  associated with parties/events and specific tenant requirements in excess of services provided to Tenant, including related trash collection, removal, hauling and dumping; (BB) "in-house" legal and/or accounting fees; (CC) any "finders fees", brokerage commissions, job placement costs or job advertisement costs; (DD) any entertainment, dining or travel expenses for any purpose, including any expenses incurred by Landlord for any parties, ceremonies or other events or for use of any portions of the Real Property to accommodate shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing services, such as lighting and HVAC to such public portions of the Real Property in normal operations of the Real Property during standard hours of operation; (EE) any balloons, flowers or other gifts provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents; (FF) any costs for the fulfillment of Landlord's obligations set forth in the Tenant Work Letter; (GG) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (HH) costs arising from the negligence or willful misconduct of Landlord or its employees, agents or representatives, or any vendors, contractors, or providers of materials or services; and (II) costs incurred by Landlord in connection with rooftop communications equipment for Landlord.

(6)

4.2.6           "Systems and Equipment" shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Real Property in whole or in part.

4.2.7           "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts, transaction privilege or any sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, Systems and Equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in direct connection with the ownership, leasing and operation of the Real Property or Landlord's interest therein (including, without limitation all taxes levied pursuant to Chapter 171 of the Texas Tax Code or any amendment, adjustment or replacement thereof).  Notwithstanding anything to the contrary contained in this Lease, Tax Expenses shall not include:  (a) Landlord's federal, state or local income, franchise, net worth, inheritance or estate taxes, (b) excess profits taxes, gift taxes, capital stock taxes, transfer taxes, mortgage or intangible taxes or fees, (c) fines, penalties and interest due to the delinquent payment by Landlord of any tax or assessment comprising Tax Expenses, or (d) other taxes to the extent applicable to Landlord's general or net income (as opposed to taxes specific to rents, receipts or income attributable to ownership of or operations solely at the Real Property), net worth or capital.

4.2.8           "Utility Expenses" shall mean the cost of supplying all utilities to the Real Property (other than utilities for which tenants of the Building are separately metered or are otherwise paid separately by tenants of the Building), including utilities for the heating, ventilation and air conditioning system for the Building and Common Areas.

4.2.9           "Tenant's Share" shall mean the percentage set forth in Section 9.2 of the Summary.

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4.2.10             "Controllable Operating Costs" shall mean Operating Expenses (and not including Tax Expenses, Utility Expenses nor Insurance Expenses).

4.3           Payment of Additional Rent.

4.3.1           Statement of Actual Expenses and Payment by Tenant.  Landlord shall give to Tenant within one hundred twenty (120) days following the end of each Expense Year (including the Base Year) or as soon thereafter as reasonably possible, a statement (the "Statement") which shall state the Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days of Tenant's receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess.  In the event an overpayment is made, such overpayment will be credited against the next installments of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses due, or in the event the Lease Term has expired, then any overpayment will be refunded to Tenant within thirty (30) days after the issuance of the Statement.  The failure of Landlord to timely furnish the Statement or the Estimated Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4.  The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term.  Landlord shall keep and maintain complete and accurate books and records reflecting the Operating Expenses, Insurance Expenses, Utility Expenses, and Tax Expenses for a period of at least two (2) years following the period in which Operating Expenses, Insurance Expenses, Utility Expenses, and Tax Expenses were incurred.  Notwithstanding anything in this Section 4.3 to the contrary, Tenant shall not be responsible for Tenant's Share of any Operating Expenses attributable to any calendar year which was first billed to Tenant more than two (2) calendar years after the date (the "Cutoff Date") which is the earlier of (i) the expiration of the applicable calendar year or (ii) the Lease expiration date, except that Tenant shall be responsible for Tenant's Share of any Operating Expenses levied by any governmental authority or by any public utility company at any time following the applicable Cutoff Date which are attributable to any calendar year occurring prior to such Cutoff Date, so long as Landlord delivers to Tenant a bill and supplemental Statement for such amounts within ninety (90) days following Landlord's receipt of the applicable bill therefor.

4.3.2           Statement of Estimated Expenses.  In addition, on or before the commencement of each Expense Year or as soon as reasonably possible thereafter, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses for the then-current Expense Year shall be and the estimated Excess (the "Estimated Excess").  If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, within thirty (30) days of Tenant's receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator.  Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.3           Audit Right.  Within one hundred twenty (120) days after receipt of a Statement by Tenant ("Review Period"), if Tenant disputes the amount set forth in the Statement, Tenant's employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm), designated by Tenant, may, after reasonable notice ("Audit Notice") to Landlord and at reasonable times, inspect Landlord's records (pertaining to Landlord's calculation of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses) at Landlord's offices (or upon Tenant's written request sent at the same time as Tenant provides the Audit Notice, Landlord shall make such books and records available to Tenant electronically), provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall cause their respective agents and employees to, maintain all information contained in Landlord's records in strict confidence.  Notwithstanding the foregoing, Tenant shall only have the right to review Landlord's records one (1) time during any twelve (12) month period.  Tenant's failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement.  If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm.  Landlord shall cooperate in good faith with Tenant and the accountant to provide Tenant and the accountant with the information upon which the certification is to be based.  However, if such certification by the accountant proves that the total amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses set forth in the Statement were overstated by more than five percent (5%), then the actual, documented and reasonable cost of the accountant and such certification shall be paid for by Landlord.  Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification.  In no event shall Landlord or its property manager be required to (i) subject to Tenant's right to request Landlord's books and record in an electronic format, photocopy any accounting records or other items or contracts, (ii) create any ledgers or schedules not already in existence, (iii) incur any costs or expenses relative to such inspection, or (iv) perform any other tasks other than making available such accounting records as are described in this paragraph.  Landlord shall not be liable for the payment of any contingency fee payments to any auditor or consultant of Tenant.  The provisions of this Section 4.3.3 shall be the sole method to be used by Tenant to dispute the amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses payable by Tenant under this Lease, and Tenant waives any other rights or remedies relating thereto.

(8)

4.4           Taxes and Other Charges for Which Tenant Is Directly Responsible.  Tenant shall reimburse Landlord within thirty (30) days after receipt of written notice for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when: (i) said taxes are measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord; (ii) said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or (iii) said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5           Tax Protest.  For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Real Property, and all rights to receive notices of reappraisement as set forth in Sections 41.413 and 42.015 of the Texas Tax Code.  Notwithstanding the foregoing or anything to the contrary in this Lease, Landlord shall use its commercially reasonable judgment in deciding to protest, contest and appeal the appraised value of the Premises and the Real Property and assessments during the Lease Term.

5.           USE OF PREMISES

5.1           Permitted Use.  Tenant shall use the Premises solely for general office purposes consistent with the character of the Building, for a staging and demonstration area of Tenant's technologies for Tenant's clients, and such other uses ancillary to the foregoing uses to the extent in compliance with all applicable laws and consistent with the character of the Building as a first-class office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever.  Landlord shall provide Tenant, its permitted subtenants and their employees, licensees and guests, access to the Premises at all times, 24 hours per day, every day of the year, subject to Force Majeure events and access procedures reasonably required by Landlord.

(9)

5.2           Prohibited Uses.  Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons under Tenant's reasonable control to use, the Premises, the Parking Facilities or any other Common Areas or any part thereof for any use or purpose contrary to the rules and regulations reasonably established by Landlord for the Real Property (the "Rules and Regulations"), attached hereto as Exhibit C and made a part hereof, or in violation of any federal, state or local laws, or any recorded covenants, conditions and restrictions or ground or underlying leases affecting the Real Property.  In the event there is a conflict between the Rules and Regulations and the other terms and provisions of this Lease, the other terms and provisions of this Lease shall govern.  Tenant shall not use or allow Tenant Parties (as defined in this Lease) to use any part of the Premises or the Real Property for the storage, use, treatment, manufacture or sale of any hazardous or toxic material (except to the extent such materials are contained in cleaning products and office supplies or other supplies used in the ordinary course of Tenant's business at the Premises in compliance with all applicable laws).

5.3           Compliance With Laws.  Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Systems and Equipment or Common Areas, such changes will be made by Landlord at its expense, but subject to reimbursement as an Operating Expense to the extent permitted by Article 4; however, if such changes are required due to Tenant's Alterations, the Improvements or the particular nature of Tenant's use of the Premises, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor.  Tenant shall comply with the Rules and Regulations of the Building and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time and provided to Tenant in writing at least thirty (30) days prior to the effectiveness of such rules and regulations (or modification thereto).  The Rules and Regulations will be applied in an equitable manner.  Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with the Rules and Regulations.  Except as otherwise specifically provided herein, Landlord shall (as part of Operating Expenses) be responsible for causing the Real Property to be in compliance with all applicable law, including, without limitation, the Americans with Disabilities Act.

5.4           Tenant's Security Responsibilities.  Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of Tenant and any of Tenant's transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Real Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) reasonably cooperate with Landlord and other tenants in the Building on Building safety matters.  Tenant acknowledges that (i) any security or safety measures employed by Landlord are for the protection of Landlord's own interests; (ii) Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; (iii) such security and safety matters are the responsibility of Tenant and local law enforcement authorities; and (iv) subject to Section 10.1 below, in no event shall Landlord be liable for damages, losses, claims, injury to persons or property or causes of action arising out of any theft, burglary, trespass or other entry into the Premises or the Real Property.  Tenant shall have the right to designate certain areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information.  Landlord shall not have access to such Secured Areas except (a) in the event of an emergency, in which case, Landlord may use whatever means necessary to access such Secured Areas, at no expense to Landlord, and (b) in the event of a Landlord or mortgagee inspection, in which case Landlord shall provide forty-eight (48) hours prior written notice to Tenant of the date and time of such inspection.  Tenant, at its option, may have a representative of Tenant accompany Landlord's access to such Secured Areas.  Landlord acknowledges that Tenant may be subject to certain laws relating to the privacy of personal medical information, including, but not limited to, HIPAA and the regulations promulgated thereunder, and Landlord agrees that Landlord has no right of access to any such information of Tenant's that is maintained at the Premises.

(10)

6.           SERVICES AND UTILITIES

6.1           Standard Tenant Services.  As part of Operating Expenses, Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1           Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., and on Saturday during the period from 8:00 a.m. to 1:00 p.m., provided that HVAC during such Saturday hours will be supplied only in the event Tenant notifies Landlord's building manager by 3:00 p.m. on Friday that such HVAC service is required.  Notwithstanding the foregoing, HVAC service will not be supplied on the date of observation of New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day (and the Friday following Thanksgiving Day), Christmas Day and other locally or nationally recognized holidays (collectively, the "Holidays").

6.1.2           Landlord shall provide adequate electrical wiring and facilities (including transformer panels) for the Premises as follows:  (A) for the operation of customary quantities and types of office equipment that operates on 120/208 volts (collectively, the "Low Power Equipment") provided that total rated connected load by the Low Power Equipment does not exceed five (5) watts per rentable square foot of the Premises and (B) for the operation of lighting and equipment that operates on 480/277 volts (collectively, the "High Power Equipment") provided that the total rated connected load by the High Power Equipment does not exceed an average of two (2) watts per rentable square foot of the Premises.  Such power shall be for the purpose of, but not be limited to, (i) fluorescent and incandescent lighting (including task and task ambient lighting systems), normal office equipment (including, but not limited to, personal computers, duplicating/reproduction/ photocopy machines), employee lunchroom(s), including kitchen equipment associated therewith, and other equipment of similar low electrical consumption (208/120/277 volts), and (ii) other equipment of high electrical consumption (480 volts).  If reasonably required by Tenant, Landlord shall use commercially reasonable efforts to provide additional riser space for any excess electrical requirements beyond .65 KWH per rentable square foot (the "Maximum Power Allotment") for the installation of any additional transformers, risers, conduits, feeders and switchboards that Tenant may elect to install at Tenant's sole cost and expense.  Any power consumption within the Premises in excess of the Maximum Power Allotment shall be considered as usage in excess of what Landlord is required to provide to Tenant under this Lease. If Tenant exceeds such Maximum Power Allotment then Tenant shall reimburse Landlord for any resulting additional costs actually incurred as a result thereof.

6.1.3           Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4           Landlord shall provide janitorial services (after normal business hours) in the Premises in a manner consistent with similar services provided at comparable buildings in the vicinity of the Building, except the date of observation of the Holidays.

6.1.5           Landlord shall provide nonexclusive automatic passenger elevator service at all times and replacement of Building standard fluorescent tubes.

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6.1.6           Landlord shall provide window washing services for the exterior surface of the Building's perimeter windows only, at intervals which Landlord deems reasonable.  Tenant shall be responsible for the cleaning of all other glass surfaces within the Premises.

6.2           Overstandard Tenant Use.  Tenant shall not, without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may unreasonably affect the temperature otherwise maintained by the air conditioning system or unreasonably increase the electricity or water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease.  If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices.  If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as reasonably appropriate, of Tenant's desired use and Landlord shall supply such HVAC to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish.  Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.  Notwithstanding anything herein to the contrary, any HVAC or other service necessary to accommodate a computer server room requiring the installation of additional cooling equipment will be deemed to constitute an overstandard use and will be subject to the provisions of this Section 6.2.

6.3           Interruption of Use.  Tenant agrees that Landlord shall not be liable for any damages incurred by Tenant, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

6.4           Additional Services.  Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant, as Additional Rent, shall pay to Landlord upon billing, the sum of all actual costs incurred by Landlord of such additional services an administration fee, not to exceed five percent (5%) of the actual cost incurred by Landlord.  If Landlord does not agree to provide any such additional service, then Tenant may procure such service directly from a reputable third party service provider reasonably approved by Landlord ("Provider") for Tenant's own account.  In no event shall Landlord impose any access charge or other surcharge on any such Provider.

6.5           Abatement.  An "Abatement Event" shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of (i) any failure to provide utilities or services to the Premises, (ii) any repair, maintenance or alteration performed by Landlord after the Lease Commencement Date, and (iii) any failure to provide access to the Premises where, in each such case, Tenant does not actually use the Premises or such portion thereof, and such event is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.  Tenant shall give Landlord and any mortgagee of Landlord (of whom Tenant is notified) notice "Abatement Notice") of any such Abatement Event, and if such Abatement Event continues beyond the "Eligibility Period" (as that term is defined below), then the Base Rent and Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business herein, the Base Rent and Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises.  If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.  Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the remediation of the failure described in clauses (i), (ii) or (iii) above, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent or Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses.  The term "Eligibility Period" shall mean a period of four (4) consecutive business days after Landlord's and Landlord's mortgagee's (if applicable), receipt of the applicable Abatement Notice (provided that Landlord will be provided additional time as required to remedy such event so long as Landlord is diligently attempting to remedy such Abatement Event and pursues such remedy to completion).  Such right to abate Base Rent and Tenant's Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses shall be Tenant's sole remedy for an Abatement Event.  This Section 6.5 shall not apply in case of damage to, or destruction of, the Premises or the Building, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

(12)

7.           REPAIRS

7.1           Tenant Repairs.  Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term; provided however, that, at Landlord's option, or if Tenant fails to make such repairs for more than fifteen (15) days following Tenant's receipt of written notice from Landlord (or such shorter period of time as is reasonable under the circumstances in cases of emergency), Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord's reasonable costs or expenses, including Landlord's overhead, arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same.  Tenant hereby waives and releases its right to make repairs at Landlord's expense and/or terminate this Lease or vacate the Premises under any Texas law, statute, or ordinance now or hereafter in effect.

7.2           Landlord Repairs.  Except for the obligations imposed upon Tenant pursuant to Section 7.1 above, Landlord shall, as part of Operating Expenses (except to the extent otherwise expressly excluded in this Lease), keep and maintain in good repair and working order in accordance with applicable laws and in keeping with the standards of comparable buildings in the Energy Corridor area of Houston, Texas and make repairs to and perform maintenance upon:  (1) structural elements of the Building (including those within the Premises); (2) Systems and Equipment, including standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems of the Building (including any such systems entirely or partially within the Premises) (the "Building Systems"); (3) Common Areas and the Parking Facilities; (4) the roof and foundation of the Building; (5) exterior windows of the Building; (6) elevators serving the Building; and (7) the exterior plate glass.  Landlord shall promptly make repairs and perform the maintenance for which Landlord is responsible.

8.           ADDITIONS AND ALTERATIONS

8.1           Landlord's Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant by a detailed written notice sent to Landlord not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord. Such consent automatically shall be deemed to have been given by Landlord in the event that Landlord fails to deliver to Tenant a written objection to a written request by Tenant to make such Alterations within ten (10) business days of the date upon which Tenant delivered its written request to Landlord (provided that with respect to Alterations affecting the System and Equipment, the Base, Shell and Core or the structure of the Building, then such ten (10) business day period shall be deemed increased to twenty (20) days) and if such failure continues for an additional two (2) business days after Landlord's receipt of Tenant's second written request.  The parties further agree and acknowledge that the construction of the initial improvements to the Premises, if any, shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.  Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the "Cosmetic Alterations"), without Landlord's consent, provided that the aggregate cost of any such alterations does not exceed Twenty-Five Thousand Dollars ($25,000) in any twelve (12) month period, and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises and/or work inside the walls of the Premises or above the ceiling of the Premises, (ii) require any changes to, or adversely affect, the Systems and Equipment of the Building, (iii) affect the exterior appearance of the Building, (iv) trigger any legal requirement which would require Landlord to make any alteration or improvement to the Premises, the Building or the Real Property or (v) require a building permit.  Tenant shall give Landlord at least ten (10) business days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 8.  Except as otherwise provided, the term "Alterations" shall include Cosmetic Alterations.

(13)

8.2           Manner of Construction.  Tenant shall have obtained Landlord's approval of all plans, specifications, drawings, contractors and subcontractors prior to the commencement of Tenant's construction of the Alterations; provided, however, a contractor of Landlord's selection shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work (but only if such Landlord designated contractors are price competitive), and such work shall be performed at Tenant's cost.  Tenant agrees to carry "Builder's All Risk" insurance in a commercially reasonable amount covering the construction of such Alterations, and such other insurance as Landlord may require.  Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord's engineers and other consultants for review of all plans, specifications and working drawings for the Alterations, within ten (10) business days after Tenant's receipt of invoices either from Landlord or such consultants.  In addition to such costs, Tenant shall pay to Landlord, within ten (10) days after completion of any Alterations, the actual, reasonable costs incurred by Landlord for services rendered by Landlord's management personnel and engineers to coordinate and/or supervise any of the Alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.  Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable laws and pursuant to a valid building permit, issued by the appropriate governmental authorities (if required), in conformance with any reasonable construction rules and regulations imposed by Landlord and in a diligent, good and workmanlike manner.  If such Alterations trigger a legal requirement upon Landlord to make any Alterations or improvements to the Building or Common Areas, Tenant shall, as Additional Rent, reimburse Landlord for the reasonable costs thereof (including third-party costs) incurred by Landlord within thirty (30) days following Tenant's receipt of a reasonably-detailed invoice describing such costs actually incurred by Landlord.  Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.  Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion (or equivalent) to be posted (if applicable) and recorded in the office of the Recorder of the County in which the Building is located in accordance with all applicable state statutes, and Tenant shall deliver to the Building management office a reproducible copy of the "as built" drawings of the Alterations.

(14)

8.3           Landlord's Property.  All Alterations, Improvements and fixtures which may be made, installed or placed in or about the Premises from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord; however, Landlord may, by written notice to Tenant at the time of Landlord's consent to any Improvements or Alterations (provided Tenant requests that Landlord make such determination at the time of Tenant's request for consent) or in the case of Cosmetic Alterations, by written notice to Tenant within ten (10) business days after Landlord's receipt of Tenant's notice of such Cosmetic Alterations (including cabling) (provided Tenant requests that Landlord make such determination at the time of Tenant's notice), or given upon any earlier termination of this Lease, require Tenant at Tenant's expense to remove any such Alterations or fixtures and/or the Improvements constructed pursuant to Exhibit B if applicable.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or Improvements which Tenant is obligated to remove pursuant to the terms of this Lease, Landlord may do so and may charge the reasonable cost of such removal to Tenant.  This Section 8.3 shall survive the expiration or earlier termination of this Lease.

8.4           Landlord's Liability for Alterations.  Landlord's approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable laws or will be adequate for Tenant's use.  Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers, and contractors.  Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

9.           COVENANT AGAINST LIENS

Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be promptly released and removed of record.  Notwithstanding anything to the contrary set forth in this Lease,  in the event that such lien is not released and removed within ten (10) days after the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

10.           INDEMNITY AND INSURANCE

10.1           Indemnification and Waiver.  Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord's partners, officers, directors, employees, agents, successors and assigns (collectively, "Landlord Indemnified Parties") harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including reasonable attorneys' fees and court costs (collectively, "Indemnified Claims"), arising or resulting from (a) any grossly negligent or willful act or omission of Tenant or any of Tenant's officers, directors, agents, employees, contractors, subtenants, assignees (or other successors and assigns), invitees or licensees (collectively "Tenant Parties") outside the Premises; and (b) any occurrence within the Premises, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Party.  The foregoing indemnity and waiver may in some cases apply to claims involving Landlord's negligence.  Except as set forth in this Lease, Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises, the Building or elsewhere on the Real Property from any cause, and Tenant hereby waives all claims in respect thereof against Landlord.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.  Landlord shall be liable for, and shall indemnify, defend, protect and hold Tenant and the Tenant Parties harmless from and against any Indemnified Claims arising or resulting from (a) any grossly negligent or willful act or omission of Landlord or any Landlord Party in or about the Premises; and (b) any occurrence outside of the Premises, except to the extent caused by the gross negligence or willful misconduct of Tenant or any Tenant Parties.

(15)

10.2           Tenant's Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.2.1           Commercial general liability (CGL) and, if necessary, commercial umbrella insurance, on an occurrence basis, with a limit of not less than $3,000,000 each occurrence.  If such CGL insurance contains a general aggregate limit, it shall apply separately to this location.  CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, liability assumed under an insured contract and the performance by Tenant of the indemnity agreements set forth in Sections 10.1 and 29.2 of this Lease.  Landlord shall be included as an insured under the CGL policy, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage, and under the commercial umbrella, if any.  This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Landlord.  There shall be no endorsement or modification of the CGL to make it excess over other available insurance; alternatively, if the CGL states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured.  Tenant waives all rights against Landlord and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability or commercial umbrella liability insurance maintained pursuant to this agreement.

10.2.2           Commercial property insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, and (ii) the Tenant Improvements and Alterations.  Such insurance shall cover the perils insured under the ISO special causes of loss form (CP 10 30) and shall include coverage for vandalism and malicious mischief, terrorism coverage for both certified and non-certified acts of terrorism, water damage, sprinkler leakage coverage and boiler and machinery (systems breakdown).  The amount insured shall equal the full replacement cost value new without deduction for depreciation of the covered items.  Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, the activation of an agreed value option, or as is otherwise appropriate under the particular policy form. In no event shall Landlord be liable for any damage to or loss of personal property sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors or agents.  Landlord and Tenant hereby waive any recovery of damages against each other (including their employees, officers, directors, agents, or representatives) for loss or damage to the Building, tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by the commercial property insurance required above.  If the commercial property insurance purchased by Tenant as required above does not allow the insured to waive rights of recovery against others prior to loss, Tenant shall cause them to be endorsed with a waiver of subrogation as required above.

10.2.3           Business income, Business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.  In no event shall Landlord be liable for any business interruption or consequential loss sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its agents, employees, directors officers or contractors.

10.2.4           Worker's compensation insurance providing statutory benefits to Tenant's employees, employers liability insurance with limits not less than $1,000,000 each accident for bodily injury by accident or $1,000,000 each employee for bodily injury by disease. Tenant waives all rights against Landlord and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the workers compensation and employers liability obtained by Tenant.  Tenant shall obtain an endorsement to effect this waiver.

(16)

10.2.5           Professional Liability insurance of not less than $1,000,000.00 each claim/aggregate, including limited contractual liability coverage. Insurance will be maintained in force, for a period of three (3) years after lease expiration.  The retroactive date on the policy will pre-date the beginning of this lease, and the retroactive date will not be advanced during the period that this lease is in effect.

10.3           Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease and Landlord makes no representation or guaranty that the insurance required under this Lease shall be sufficient or adequate to protect Tenant.  All insurance shall (i) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State where the Building is located; and (ii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and the other additional insureds thereunder designated by Landlord.  In addition, the insurance described in Section 10.2.1 above shall (a) name Landlord, any mortgage holder and any other party specified by Landlord, as an additional insured; (b) specifically cover the liability assumed by Tenant under this Lease including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (c) be primary insurance as to all claims thereunder and provide that any insurance required by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (d) contain a cross-liability endorsement or severability of interest clause reasonably acceptable to Landlord.  The insurance described in Section 10.2.2 shall name Landlord and any other party specified by Landlord as loss-payee as to all items referred to in clause (ii) of Section 10.2.2 and the insurance described in Sections 10.2.2 and 10.2.3 shall have deductibles reasonably acceptable to Landlord.  Tenant shall deliver all policies or certificates thereof to Landlord on or before Landlord's delivery of the Premises to Tenant or the Lease Commencement Date, whichever first occurs, and at least thirty (30) days before the expiration dates thereof.  All certificates shall provide that such insurance will not be cancelled (or materially changed) without at least thirty (30) days' prior written notice (ten (10) days for nonpayment of premiums) to Landlord.  The words "endeavor to" and "but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives" shall be deleted from the certificate form's cancellation provision.  Failure of Landlord to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence that is provided shall not be construed as a waiver of Tenant's obligation to maintain such insurance.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may deny Tenant the right to occupy the Premises until such time as Tenant makes such deliveries (which denial shall have no effect upon the Lease Commencement Date) and/or procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of the bills therefor.

10.4           Tenant's Compliance with Landlord's Insurance.  Tenant shall, at Tenant's expense, comply with all commercially reasonable insurance company requirements pertaining to the use of the Premises.  If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase.

10.5           SUBROGATION.  LANDLORD AND TENANT AGREE TO HAVE THEIR RESPECTIVE INSURANCE COMPANIES ISSUING PROPERTY DAMAGE, WORKER'S COMPENSATION INSURANCE AND LOSS OF INCOME AND EXTRA EXPENSE INSURANCE WAIVE ANY RIGHTS OF SUBROGATION THAT SUCH COMPANIES MAY HAVE AGAINST LANDLORD OR TENANT, AS THE CASE MAY BE.  NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT THAT EITHER MAY HAVE AGAINST THE OTHER ON ACCOUNT OF ANY LOSS OR DAMAGE IF SUCH LOSS OR DAMAGE IS INSURABLE UNDER THE PROPERTY DAMAGE OR LOSS OF INCOME AND EXTRA EXPENSE INSURANCE REQUIRED TO BE MAINTAINED HEREUNDER (THIS WAIVER EXTENDS TO DEDUCTIBLES UNDER SUCH INSURANCE AND INCLUDES CLAIMS FOR LANDLORD'S OWN NEGLIGENCE).

(17)

11.           DAMAGE AND DESTRUCTION

11.1           Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the base, shell and core of such Common Areas and the Premises (collectively, the "Base, Shell and Core") to substantially the same condition as existed prior to the casualty, except for modifications required by law, the holder of a mortgage on the Real Property, the lessor of a ground or underlying lease, or any other modifications to the Common Areas deemed desirable by Landlord.  Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises resulting from fire or other casualty, Tenant shall assign to Landlord all insurance proceeds payable to Tenant as to items of property described in clause (ii) of Section 10.2.2, and Landlord shall return the Tenant Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's repair of the damage.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from damage resulting from fire or other casualty or Landlord's repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary, in whole or in part, to Tenant's occupancy, and if such damage is not the result of the gross negligence or willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease.

11.2           Landlord's Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present:  (i) repairs cannot reasonably be completed within one hundred eighty (180) days after the date Landlord learns of the necessity for repairs as the result of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies and proceeds to be assigned to Landlord by Tenant and other tenants; or (iv) such damage occurs during the last twelve (12) months of the Lease Term.  If Landlord has not terminated this Lease, and the repairs are not actually completed within such one hundred eighty (180) day period (which one hundred eighty (180) day period shall be extended due to delays caused by Tenant and Force Majeure delays), Tenant shall have the right to terminate this Lease within five (5) business days of the end of such period and thereafter during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than five (5) business days following the end of such period or each such month, as the case may be.  Finally, if the Premises or the Real Property is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 11 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage.  In the event that the Premises or the Real Property is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term and if such damage shall take longer than sixty (60) days to repair and if such damage is not the result of the gross negligence or willful misconduct of Tenant or Tenant's employees, licensees, invitees or agents, then notwithstanding anything in this Article 11 to the contrary, Tenant shall have the option to terminate this Lease by written notice to Landlord of the exercise of such option within sixty (60) days after Tenant learns of the necessity for repairs as the result of such damage.  A total destruction of the Real Property shall automatically terminate this Lease.  Except as provided in this Article 11, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Real Property or the Premises or in or to fixtures, appurtenances and equipment therein.  Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same.  Except for proceeds relating to Tenant's furniture, furnishings, trade fixtures and equipment, Tenant acknowledges that Tenant shall have no right to any proceeds of insurance relating to property damage.

(18)

11.3           Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute, regulation or case law of the State of Texas with respect to termination rights arising from damage or destruction shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

12.           NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant, as applicable, to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently.  Any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and then only for the time and in the manner specifically stated in such waiver.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term.

13.           CONDEMNATION

If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument.  If (a) more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, (b) the taking of any portion of the Premises, Building or Real Property would render the Premises unsuitable for the permitted use (as described in Section 5.1 of this Lease), or (c) access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking.  Landlord shall be entitled to receive the entire award or payment in connection with such taking, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property, and for goodwill and moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor (if applicable) with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to any Texas law, statute or ordinance now or hereafter in effect, to seek termination of this Lease in the event of a taking.

(19)

14.           ASSIGNMENT AND SUBLETTING

14.1           Transfers.  Except as otherwise provided herein, Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, assign or otherwise transfer this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the "Transfer Premium," as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee and a copy of all operative documents to be executed to evidence such Transfer, and (iv) current financial statements of the proposed Transferee and such other information as Landlord may reasonably require.  If there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.1, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14.  Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.  Whether or not Landlord shall grant consent, Tenant shall pay Landlord's review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord.  Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article 14, Tenant's and such Transferee's only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or to terminate this Lease.

14.2           Landlord's Consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent: (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building, or would be a significantly less prestigious occupant of the Building than Tenant; (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease; (iii) the Transferee is either a governmental agency or instrumentality thereof; (iv) the Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space (provided that the number of occupants per floor would have to exceed the number of occupants then occupying the Subject Space as of the date of the Transfer); (v) in the case of an assignment, the Transferee is not capable of performing the financial obligations remaining under the Lease on the date consent is requested; (vi) the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease; (vii) either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (A) occupies space in the Building at the time of the request for consent unless Landlord is unable to accommodate such proposed Transferee's need for additional space, (B) is negotiating with Landlord to lease space in the Building at such time, or (C) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice; or (viii) Landlord has not received assurances acceptable to Landlord that all past due amounts owing by Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.

(20)

14.3           Transfer Premium.  If Landlord consents to a Transfer, Tenant shall pay to Landlord within thirty (30) days of Tenant's receipt from Transferee, fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee.  "Transfer Premium" shall mean all rent, additional rent or other consideration payable to Tenant by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the expenses incurred by Tenant solely in connection with the Transfer, including, without limitation, (i) any changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any brokerage commissions, attorneys' fees, advertising costs and other concessions made in connection with the Transfer (collectively, the "Subleasing Costs").  Landlord or its authorized representatives shall have the right at all reasonable times to review any publicly available documents of Tenant relating to any Transfer.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if the Transfer Premium respecting any Transfer shall be found understated by more than five percent (5%), Tenant shall within thirty (30) days after demand, pay Landlord's reasonable costs of such audit.

14.4           Affiliate Transfers.  Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate ("Affiliate") of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant, or that becomes a parent, successor or affiliate of Tenant, or is a successor of Tenant by reason of merger, consolidation, public offering, reorganization, dissolution, or sale of stock, membership or partnership interests or assets) shall not be deemed a transfer under this Article 14, provided that (i) Tenant notifies Landlord of any such assignment or sublease prior to the effective date thereof (except where contractual confidentiality restrictions prohibit such prior notice, in which case Tenant shall provide to Landlord within fifteen (15) days after such assignment or sublease) and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease to such Affiliate (including, in the event of an assignment, evidence of the assignee's assumption of Tenant's obligations under this Lease or, in the event of a sublease, evidence of the sublessee's assumption, in full, of the obligations of Tenant with respect to the portion of the Premises so subleased, other than the payment of rent), (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under his Lease, (iii) any such sublease does not cause Landlord to be in default under any existing lease at the Building, and (iv) the net worth of such Affiliate is not less than reasonably required to fulfill the terms of this Lease.  An assignee of Tenant's entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an "Permitted Assignee."  "Control," as used in this Article 14 shall mean the ownership, directly or indirectly, of greater than fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty-one percent (51%) of the voting interest in, an entity.  Nothing contained in this Section 14.4 shall be deemed to release Tenant from its obligations under this Lease.

14.5           Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant from liability under this Lease.

14.6           Additional Transfers.  Subject to Section 14.4 above, for purposes of this Lease, the term "Transfer" shall also include a change in the ownership of twenty-five percent (25%) or more of the ownership interests of Tenant or of any entity controlling Tenant (a "Parent Entity") within a twelve (12)-month period, unless Tenant or such Parent Entity is a publicly-held company whose stock trades on a nationally-recognized exchange.  For purposes of this Section "controlling" shall mean the ability, directly or indirectly, to direct or cause the direction of the management of Tenant, whether through ownership of an equity interest, by contract, or otherwise.

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15.           SURRENDER OF PREMISES AND REMOVAL OF TENANT'S PROPERTY

No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are not the responsibility of Tenant and casualty loss excepted.  Upon such expiration or termination, Tenant shall remove from the Premises all debris and rubbish, such items of furniture, equipment, and cabling installed by or at the request of Tenant that is not contained in protective conduit or metal raceway, other articles of personal property owned by Tenant and any property Landlord requires Tenant to remove pursuant to Section 8.3.   Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.  To the fullest extent permitted by applicable law, any unused portion of Tenant's Security Deposit may be applied to offset Landlord's costs set forth in the preceding sentence.  In addition, if Tenant fails to remove Tenant's personal property from the Premises within thirty (30) days after written notice, Landlord may (but shall not be obligated to) deem all or any part of Tenant's personal property to be abandoned, and title to Tenant's personal property (except with respect to any Hazardous Material (defined in Paragraph 29)) shall be deemed to be immediately vested in Landlord with no obligation on the part of Landlord to compensate Tenant for such property.

16.           HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the consent of Landlord, such tenancy shall be from month-to-month only, and Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of  the Base Rent and Tenant's Share of Operating Expenses due for the period immediately preceding the holdover.  Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.  Such  holdover shall not constitute a renewal or extension of the Lease Term and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  In addition to the payment of the amounts provided above, if Landlord has notified Tenant that Landlord has executed a lease with another party for all or part of the Premises, and Tenant fails to vacate the Premises by the later of the expiration of the Term or within sixty (60) days after Landlord notifies Tenant that Landlord has executed such a lease with another party, Tenant's failure shall constitute a default hereunder; and notwithstanding any other provision of this Lease to the contrary, Tenant shall be liable to Landlord for, and shall protect Landlord from and indemnify and defend Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that Landlord suffers from Tenant's failure to timely vacate.

17.           ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, in such commercially reasonable form as may be required by Landlord or any prospective mortgagee or purchaser of the Real Property, indicating therein any exceptions thereto that may exist at that time.  Landlord agrees that, within twenty (20) days after written request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant and/or any party designated by Tenant a similar certificate.

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18.           SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto; provided, however, that a condition precedent to the subordination of this Lease to any future ground or underlying lease or to the lien of any future mortgage or deed of trust is that Landlord shall obtain for the benefit of Tenant a subordination, non-disturbance and attornment agreement from the landlord or lender of such future instrument.  Tenant covenants and agrees to attorn, without any deductions or set-offs whatsoever, to the lender or holder of any mortgage or trust deed upon any foreclosure, to the purchaser upon any foreclosure sale, or to the lessor of a ground or underlying lease upon the termination thereof, as the case may be, if so requested to do so by such lender, purchaser or lessor, and to recognize such lender, purchaser or lessor as the lessor under this Lease.  Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm such attornment and/or the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.

19.           DEFAULTS; REMEDIES

19.1           Tenant Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1           Any failure by Tenant to pay any installment of Rent or any other sum specifically to be paid by Tenant hereunder and such default shall not have been cured within five (5) business days after Landlord shall have given to Tenant written notice specifying such default; provided, however, in no event shall Landlord be required to provide Tenant with such written notice of a default more than twice per Calendar Year during the Term; or

19.1.2           Any failure by Tenant (other than a failure pursuant to Section 19.1.1 or 19.1.4) to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as reasonably possible; or

19.1.3           The entry of an order for relief with respect to Tenant under any chapter of the Federal Bankruptcy Code, the dissolution or liquidation of Tenant, the insolvency of Tenant or the inability of Tenant to pay its debts when due, or the appointment of a trustee or receiver to take possession of all or substantially all of Tenant's assets or Tenant's interest under this Lease that is not discharged within thirty (30) days; or

19.1.4           The failure of Tenant to execute any documents referenced in Article 17 or 18 within the time periods set forth in those Articles, and such failure shall continue for more than five (5) days following written notice to Tenant that such documents have not yet been executed.

Any notice required under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under current or future Texas statutes.

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19.2           Landlord Default.  Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice to Landlord (and any mortgagee of whom Tenant has been notified in writing) from Tenant specifying in detail Landlord's failure to perform; provided however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  Tenant agrees that, prior to commencing a legal action against Landlord for failure to cure such default as provided in the preceding sentence, any mortgagee which received notice of such default shall have an additional thirty (30) days to cure such default (unless such cure would take longer and such mortgagee has commenced such cure within said thirty (30) day period).  Upon any such uncured default by Landlord and any mortgagee which received notice of such default, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant shall have no right to terminate this Lease, except as expressly provided in this Lease; (c) Tenant's rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant's rights or remedies; and (d) Landlord will not be liable for any consequential damages.

20.           LANDLORD REMEDIES

20.1           Landlord's Remedies.  Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 19) to pursue any of its rights and remedies at law or in equity, including, without limitation, any one or more of the following remedies:

20.1.1                 Without terminating this Lease, re-enter and take possession of the Premises;

20.1.2                 Without terminating this Lease, Landlord may relet the Premises as Landlord may see fit without thereby voiding or terminating this Lease, and for the purposes of such reletting, Landlord is authorized, at Tenant's expense, to make such repairs, redecorating, refurbishments or improvements to the Premises as may be necessary in the reasonable opinion of Landlord;

20.1.3                 Terminate this Lease;

20.1.4                 Remove and store, at Tenant's expense, all the property in the Premises using such lawful force as may be necessary;

20.1.5                 Cure such event of default for Tenant at Tenant's expense (plus a 5% administrative fee);

20.1.6                 Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

20.1.7                 Require all future payments to be made by cashier's check, money order, or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five days late;

20.1.8                 Apply any Security Deposit as permitted under this Lease; and/or

20.1.9                 Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including any other reasonable amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

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20.1.10                 Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, without notice, alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

20.1.11                 The provisions hereof shall override and control any conflicting provisions of Section 93.002 of the Texas Property Code (as amended).

20.2           Measure of Damages.

20.2.1                 Calculation.  If Landlord either terminates this Lease or terminates Tenant's right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand (but without duplication of any component):  (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord's Rental Damages (defined below).  In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

20.2.2                 Definitions.  "Costs of Reletting" shall include commercially reasonable costs, losses and expenses (except as expressly otherwise set forth herein) incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant's furniture, trade fixtures, equipment, inventory, or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant's signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees, and leasehold improvements, and any allowances and/or concessions provided by Landlord.  "Landlord's Rental Damages" shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the amount of such rental loss that Tenant proves would be reasonably avoided pursuant to Section 20.6 below, or, if the Premises are relet, the actual rental value (not to be less than the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination.  For purposes hereof, the "Prime Rate" shall be the per annum interest rate publicly announced by the largest federally chartered banking institution in the State in which the Building is located as such bank's prime or base rate.

20.3           Tenant Not Relieved from Liabilities.  Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease.  In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord's remedies.  No right or remedy of Landlord shall be exclusive of any other right or remedy; provided, however, in no event shall Tenant be liable for any consequential damages.  Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity.  If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the rate set forth in Article 25 below.  However, in no event shall the charges permitted under this Section 20.3 or elsewhere in this Lease, to the extent they are considered interest under applicable law, exceed the maximum lawful rate of interest.  If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by law, then it is the express intent of Landlord and Tenant that all the excess amounts collected by Landlord be credited against the other amounts owing by Tenant under this Lease.  Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance or surrender of the Premises.

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20.4           Mitigation of Damages.  Upon termination of Tenant's right to possess the Premises, Landlord shall use commercially reasonable efforts to mitigate damages by reletting the Premises.  Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Article 14, or who (1) is an Affiliate, parent, or subsidiary of Tenant; (2) is not reasonably acceptable to any Mortgagee of Landlord; or (3) is unwilling to accept reasonable lease terms then proposed by Landlord, including:  (a) leasing for a shorter term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) substantially changing the use of the Premises.  Notwithstanding Landlord's duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant's space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building.

20.5           Landlord's Lien.  Landlord hereby waives, releases and relinquishes any and all statutory lien rights, landlord lien rights and similar rights under Texas law, except any judgment liens obtained by Landlord against Tenant, in and to Tenant's personal property, fixtures, furnishings and equipment.

20.6           Waiver of Default.  No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained.  Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.  The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

21.           COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

22.           SECURITY DEPOSIT

Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 11 of the Summary.  The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term.  If Tenant defaults with respect to any provisions of this Lease, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, to cure Tenant's default hereunder, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default.  If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a default under this Lease.  Landlord shall return the Security Deposit (less any portion thereof used, applied or retained by Landlord as permitted herein) to Tenant within sixty (60) days following the expiration of the Lease Term.  Tenant shall not be entitled to any interest on the Security Deposit.  Tenant hereby waives the provisions of Sections 93.005 and 93.006 Texas Property Code and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises.

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23.           INTENTIONALLY OMITTED

24.           SIGNS

24.1           Premises Identification and Building Directory Signage.  Tenant shall be entitled, at Landlord's sole cost and expense, to (i) Building-standard identification signage outside of Tenant's Premises on the floor on which Tenant's Premises are located, and (ii) to one (1) line on the Building directory to display Tenant's name and location in the Building.  The location, quality, design, style, and size of such signage shall be consistent with the Landlord's Building standard signage program and will comply with all applicable governmental requirements, codes or ordinances (including the receipt of any necessary permits).  Any change in Tenant's signage shall be at Tenant's sole cost and expense.

24.2           Monument Signage.  Subject to this Section 24.2, Tenant shall be entitled to install, at its sole cost and expense, a strip on the Building's monument sign located at Katy Freeway ("Signage").  The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the "Signage Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  In addition, the Signage and all Signage Specifications therefor shall be subject to Tenant's receipt of all required governmental permits and approvals, and shall be subject to any covenants, conditions and restrictions affecting the Real Property.  In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of this Lease shall not be affected.  The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant (except that any permits, maintenance or repairs necessary for the monument sign itself shall be Landlord's responsibility).  The rights to the Signage shall be personal to the originally named Tenant and any Permitted Assignee and may not be transferred.  Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause the Signage to be removed from the Building's monument sign and shall cause the location of the strip on the monument sign to be restored to the condition existing prior to the placement of such Signage.  If Tenant fails to remove such Signage and to restore the monument sign as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefor.  The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

Should the name of the original Tenant change, or should this Lease be assigned to a Permitted Assignee, then the Signage may be modified at Tenant's sole cost and expense to reflect the new name, but only if the new name does not (i) relate to an entity that is of a character, reputation, or associated with a political orientation or a faction, that is inconsistent with the quality of the Building or would otherwise reasonably offend a institutional landlord of a project comparable to the Building, taking into consideration the level and visibility of such signage or (ii) cause Landlord to be in default under any lease or license with another tenant of the Real Property.

24.3           Prohibited Signage and Other Items.  Any other signs, notices, logos, pictures, names or advertisements which are installed in the Common Areas or on the exterior of the Building or are visible from outside the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.

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25.           LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days of the date when said amount is due, then (i) Tenant shall pay to Landlord a late charge equal to six percent (6%) of the amount due (but in no event shall such charge be in excess of the maximum amount permitted by applicable law) plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder, and (ii) such unpaid amounts shall thereafter bear interest until paid at a rate equal to the Prime Rate plus five percent (5%) per annum but in no event to exceed twelve percent (12%) in the aggregate, provided that in no case shall such rate be higher than the highest rate permitted by applicable law.  The late charge and interest shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

26.           LANDLORD'S RIGHT TO CURE DEFAULT

All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent.  If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease including any applicable notice and cure periods, Landlord may, but shall not be obligated to, after reasonable prior written notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder, in which event Tenant shall reimburse Landlord, upon demand, for the sums incurred by Landlord in connection therewith.  Tenant's reimbursement obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.

27.           ENTRY BY LANDLORD

Except as otherwise set forth in this Lease, Landlord reserves the right at all reasonable times and upon at least forty-eight (48) hours' prior written notice to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers or mortgagees, or to the ground or underlying lessors, or show the Premises to prospective tenants during the last 6 months of the Term (unless Tenant has agreed to, or has exercised an option to, renew or extend the Term of this Lease); (iii) post or serve notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current Building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building.  Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord (except as otherwise set forth in this Lease); (B) take possession to the extent provided in Section 20 as part of Landlord's remedies under this Lease; (C) perform any covenants of Tenant which Tenant fails to perform to the extent provided in Section 26 of this Lease; or (D) to address an emergency.  Any such entries shall be without the abatement of Rent, shall not be deemed an unlawful entry, or an actual or constructive eviction, and shall include the right to take such reasonable steps as required to accomplish the stated purposes.  Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.  Notwithstanding the foregoing or any other provision to the contrary in this Lease, the parties hereto agree and acknowledge that Landlord or any other party entering the Premises pursuant to the rights granted in this Article 27 or elsewhere in this Lease (each such party, including Landlord, being hereinafter called a "Landlord Party") shall cause as little inconvenience, annoyance and disturbance to Tenant as is reasonably possible under the circumstances, exercising commercially reasonable efforts.

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28.           TENANT PARKING

Subject to compliance with written rules and regulations reasonably prescribed by Landlord, Tenant shall rent parking passes on a monthly basis throughout the Lease Term in the amount set forth in Section 12 of the Summary to park in the Parking Facilities, on a non-exclusive basis at no charge during the initial Lease Term.  In no event shall Tenant use more than the number of parking passes allocated to Tenant by Section 12 of the Summary.  Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Parking Facilities, or relocate Tenant's parking passes to other parking structures and/or surface parking areas within a reasonable distance of the Premises (in the event such distance exceeds 1/8 of a mile, Landlord shall provide valet and/or shuttle service to and from the Building at no charge to Tenant), for purposes of permitting or facilitating any such construction, alteration, improvements or repairs with respect to the Parking Facilities or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property.  Any parking rates charged by Landlord for Tenant's parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges concurrent with its payment of the parking rates described herein.

29.           HAZARDOUS MATERIALS

29.1           Restrictions.  No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant's business at the Premises and that are used, kept, and disposed of in compliance with laws) shall be brought upon, used, kept, or disposed of in or about the Premises or the Real Property by any Tenant Parties or any of Tenant's transferees, contractors, agents or licensees without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion.  Tenant's request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) will be used in the ordinary course of Tenant's business, and (2) shall be used, kept, and disposed of in compliance with all laws.

29.2           Remediation.  Tenant shall, at its expense, visually inspect the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises.  Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by law or which is deemed reasonably necessary by Landlord, in Landlord's reasonable opinion, shall be performed by Landlord and Tenant shall reimburse Landlord for the cost thereof, plus a 5% administrative fee.  Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Indemnified Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including testing, remediation and consultant and reasonable attorneys' fees and court costs, arising or resulting from (a) any Contamination on or about the Premises, Building or Real Property caused by Tenant or any Tenant Parties; or (b) any breach of this Article 29 by Tenant.

29.3           Definitions.  A "Hazardous Material" means any substance which is toxic, ignitable, reactive, or corrosive or which is regulated by "Environmental Laws". The term "Environmental Laws" means federal, state and local laws and regulations, judgments, orders and permits governing safety and health and the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j. "Hazardous Materials" includes any and all materials or substances which are defined as "hazardous waste", "extremely hazardous waste" or a "hazardous substance" pursuant to state, federal or local governmental law. "Hazardous Materials" also includes asbestos, mold, polychlorinated biphenyls and petroleum products.  "Contamination" means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi, or other bacterial agents, in, on, under, at, or from the Premises, the Building, or the Real Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action, or imposition affecting any Landlord Indemnified Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal, and restoration work, including response costs under CERCLA and similar statutes.

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29.4           Landlord's Indemnities with Regard to Hazardous Materials.  Landlord shall indemnify and hold harmless the Tenant and the Tenant Parties from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees) arising prior to, during or after the Lease Term from or in connection with the presence or suspected presence of Hazardous Materials in, on or about the Real Property, Building or Premises, except to the extent that the Hazardous Materials are present as a result of acts of Tenant or any Tenant Parties.

29.5           Waiver of Consequential Damages.  Notwithstanding anything to the contrary stated hereinabove, the indemnifications contained in this Article 29 above shall not include any consequential damages (e.g. loss of rent, use and profits) incurred by either Landlord or Tenant, but shall expressly include, without limitation, any and all costs incurred due to any investigation of the site or any cleanup, removal or restoration mandated by or pursuant to any applicable Environmental Laws. The indemnifications contained herein shall survive any expiration or termination of the Lease Term.

30.           MISCELLANEOUS PROVISIONS

30.1           Binding Effect.  Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery of it does not constitute an offer to Tenant or an option.  This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.  An electronic or facsimile copy of the Lease shall be deemed an original for purposes of this Section 30.1.  Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

30.2           No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

30.3           Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and deliver the same to Landlord within ten (10) days following the request therefor.

30.4           Transfer of Landlord's Interest.  In the event Landlord transfers all or any portion of its interest in the Real Property and Building and in this Lease, Landlord shall automatically be released from all remaining liability under this Lease arising hereunder after the date of such transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations arising hereunder after the date of transfer, provided such transferee assumes in writing all such obligations.

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30.5           Captions.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

30.6           Time of Essence.  Time is of the essence of this Lease and each of its provisions.

30.7           Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

30.8           Landlord Exculpation.  It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in the Building, and neither Landlord, nor any of its constituent partners, members, shareholders, officers, directors or employees shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  Landlord's interest in the Real Property shall be deemed to include, without limitation (i) the rents or other income from the Real Property received by Landlord from and after the date of any final non-appealable judgment entered against Landlord and after payment of all expenses and debt service of the Real Property, (ii) the net proceeds received by Landlord from the sale or other disposition of all or any part of Landlord's right, title and interest in the Real Property after deducting therefrom all of Landlord's costs of sale and the payment of any debt service; (iii) the net proceeds received by Landlord from any condemnation or conveyance in lieu of condemnation of all or any portion of the Real Property after the payment of Landlord's cost therefrom and any debt service; and (iv) the net proceeds of insurance received by Landlord from any casualty loss of all or any portion of the Real Property after the payment of Landlord's cost therefrom and any debt service.  Subject to Article 16 hereof, in no event shall either party be liable to the other party, for any consequential, speculative or punitive damages.

30.9           Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.  Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.  The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

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30.10           Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or amounts to be paid by Landlord pursuant to this Lease (collectively, the "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

30.11           Notices. Any notice, demand or other communication given under the provisions of this Lease (collectively, "Notices") by either party to the other party shall be effective only if in writing and (a) personally served, (b) mailed by United States registered or certified mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized courier service (e.g., Federal Express) for next-day delivery.  Notices shall be directed to the parties at their respective addresses set forth in the Summary.  In the event that a different address is furnished in writing by either party to the other party in accordance with the procedures set forth in this Section 30.11, Notices shall thereafter be sent or delivered to the new address.  Notices given in the foregoing manner shall be deemed given (a) when actually received or refused by the party to whom sent if delivered by carrier or personally served or (b) if mailed, on the day of actual delivery or refusal as shown by the addressee's registered or certified mail receipt.  For purposes of this Lease, a "business day" is Monday through Friday, excluding holidays observed by the United States Postal Service.

30.12           Joint and Several Liability.  If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

30.13           Attorneys' Fees.  If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

30.14           Governing Law; Jurisdiction and Venue.  This Lease and the rights and obligations of the parties shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.  All obligations under this Lease are performable in the County in which the Building is located, which shall be the venue for all legal actions.

30.15           Jury Trial Waiver.  TENANT, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS LEASE OR ANY CONDUCT, ACT OR OMISSION OF LANDLORD, TENANT, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LANDLORD OR TENANT, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

30.16           Paragraph Headings.  The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease.

30.17           Recording.  Tenant shall not record this Lease or any memorandum of lease.

30.18           Authority.  Tenant covenants, warrants, and represents that each individual executing, attesting, and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.

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30.19           Relationship.  This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture, or any other relationship.

30.20           Survival of Obligations.  The expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease.  Those terms or provisions of this Lease which this Lease expressly states shall survive, or which by their context are clearly intended to survive, the expiration or earlier termination of this Lease, shall survive the expiration or earlier termination of this Lease.

30.21           Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless for, from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Brokers.  The indemnities in this Section 30.21 shall survive the expiration or termination of this Lease.

30.22           Transportation Management.  Tenant shall cooperate with all reasonable present or future programs intended to manage parking, transportation or traffic in and around the Building and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

30.23           Intentionally Omitted.

30.24           Landlord Renovations.  Tenant acknowledges that Landlord may, but shall not be obligated to (other than as specifically set forth herein or in the Tenant Work Letter, if applicable), during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Building and/or Real Property, including without limitation the Parking Facilities, Common Areas, Systems and Equipment, roof, and structural portions of the same, so long as such Renovations do not materially interfere with Tenant's use of the Premises for the permitted use described in Section 5.1 above or materially increase Operating Expenses.  So long as such Renovations do not materially interfere with Tenant's use of the Premises for the permitted use described in Section 5.1 above, Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  So long as such Renovations do not materially interfere with Tenant's use of the Premises for the permitted use described in Section 5.1 above, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions in connection with such Renovations.

30.25           Financial Statements.  Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often than two (2) times in any calendar year), Tenant shall deliver to Landlord a certified current financial statement of Tenant; provided, however, Tenant shall have no obligation to provide any such financial statements, if and for so long as Tenant is a publicly traded company.

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30.26           Excepted Rights.  Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building.  The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes, terrorist activities and civil disturbances.  A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of rent payable hereunder.

30.27           Interpretation of Lease Terms.  Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.  If any provision of this Lease or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Lease.

30.28           Counterparts.  This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

30.29           OFAC Compliance.  For purposes of this Section 30.29, the term "Affiliated Parties" shall mean Tenant, all persons and entities owning (directly or indirectly) an ownership interest in Tenant, and any and all subsidiaries, predecessors, agents and affiliates thereof.  "Blocked Parties" mean any person or entity (A) that is itself or an Affiliated Party of an entity listed in the Annex to, or is otherwise subject to the provisions of, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism ("Executive Order"), (B) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any Patriot Act Related Law (as defined below), (C) who commits, threatens or conspires to commit or support "terrorism" as defined in the Executive Order, (D) that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of such list.  The "Patriot Act Related Laws" are defined as any regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, OFAC's Specially Designated and Blocked Persons list) or any statute or executive order (including, but not limited to, the Executive Order) designed to limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., including, without limitation Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), and the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, as the same may be amended from time to time, and any other governmental law, rule or regulation implementing such laws or purposes.  Tenant hereby represents and warrants that Tenant and all Affiliated Parties (i) have never been a Blocked Party, and (ii) have been and are currently in full compliance with all Patriot Act Related Laws.  Tenant covenants that neither Tenant nor any of its Affiliated Parties will do any of the following: (i) conduct any business or engage in any transaction or deal with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Patriot Act Related Law.

30.30           Authority.  Upon request from Landlord, Tenant shall provide Landlord with reasonable evidence that each person signing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.

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30.31           DTPA Waiver. TENANT ACKNOWLEDGES THAT IF ANY DTPA IS APPLICABLE TO THIS LEASE, THEN TENANT, AFTER CONSULTATION WITH ATTORNEYS OF ITS OWN SELECTION, HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES UNDER ANY DTPA THAT MAY BE APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS LEASE.  THE TERM "DTPA" MEANS THE TEXAS DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTION 17.41, ET SEQ., OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED, OR ANY SIMILAR STATE STATUTE RELATING TO THE PROTECTION OF CONSUMERS.

31.           METHOD OF CALCULATION

Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 (assessment of charges) of the Texas Property Code, as enacted by House Bill 2186, 77th Legislature.  Tenant further voluntarily and knowingly waives (to the fullest extent permitted by applicable Law) all rights and benefits of Tenant under such section, as it now exists or as it may be hereafter amended or succeeded.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

EQUASTONE KIRKWOOD, LP
a Delaware limited partnership

By: Equastone Kirkwood GP, LLC
Delaware limited liability company
Its: General Partner

By: /s/ Todd Parker
Name: Todd Parker
Its: Executive Vice President

TENANT:

INX INC.,
a Delaware corporation

By:  /s/ Brian Fontana
Brian Fontana
Its:   Vice President and Chief Financial Officer

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